Exhibit a.2

DNP SELECT INCOME FUND INC.

ARTICLES SUPPLEMENTARY

          DNP SELECT INCOME FUND INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: Pursuant to Section 3-802(a)(2) of the Maryland General Corporation Law (“MGCL”), the Corporation elects to be subject to Section 3-804(c) of the MGCL.

          SECOND: The foregoing election was made by amendment to the Bylaws of the Corporation, and stockholder approval is not required for the filing of these Articles Supplementary.

          IN WITNESS WHEREOF, DNP Select Income Fund Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on May 30, 2006.

WITNESS:	DNP SELECT INCOME FUND INC.

/s/ T. Brooks Beittel	By	/s/ Nathan I. Partain
T. Brooks Beittel, Secretary	Nathan I. Partain, President

          THE UNDERSIGNED, President of DNP Select Income Fund Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Nathan I. Partain
Nathan I. Partain, President